Exhibit 99.1

OTCBB LHSI Completes Reverse Merger with Shaanxi Jaili Pharamceuticals

Xi’an, Shaanxi, China,  October 6, 2009  -- Lid Hair Studios International, Inc. (OTC Bulletin Board: LHSI) ("Lid Hair Studios" or the "Company"), today announced that on September 30, 2009, the Company completed its reverse merger with Shaanxi Jiali Pharmaceuticals Co., Ltd., a manufacturer and distributor of prescription and over-the-counter (“OTC”) pharmaceutical products in China.

Shaanxi Jiali Pharmaceuticals Co., Ltd.’s headquarters are located in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus.  Shaanxi Jiali Pharmaceuticals Co., Ltd.’s manufacturing facility is located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers.

Revenue was $7,142,775 for the six months ended June 30, 2009, an increase of 9% compared to Revenue of $6,584,523 for the six months ended June 30, 2008.  Net Income was $1,585,799 or $0.19 per share for the six months ended June 30, 2009, an increase of 38% as compared to Net Income of $1,150,610 or $0.14 per share for the six months ended June 30, 2008. Shareholders’ Equity was $10,608,005 as at June 30, 2009.  Total Assets were $13,569,343 as June 30, 2009.

Concurrent with the closing of the merger, the Company appointed the following Officers and Directors: Jun Xia was appointed President, Chief Executive Officer and Chairman; Minggang Xiaowas appointed Chief Financial Officer and Director; and, Wanxiang Li, Nanjing Lin andXiaoying Zhang were appointed Independent Directors and members of the Audit, Compensation, Nominating and Corporate Governance Committees.

"We are very pleased to announce the completion of our merger. The completion of this transaction enables us to broaden our investor base, create a liquid market for our stock, and financially support the accelerated growth of our business as we strive to become a leader in the pharmaceutical industry in China. Our next goal will be to seek a listing on a senior stock exchange in the United States. We are very positive about the growth potential of the pharmaceutical industry in China. Our immediate goal is to further penetrate the pediatric medicines market in China and develop new products leveraging our strong research and development centre and partnerships.” said Mr. Xia, CEO and Chairman of Lid Hair Studios International, Inc..

About Lid Hair Studios International, Inc.

Lid Hair Studios International, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus.  Lid Hair Studios International, Inc.’s manufacturing facility located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers. For the six months ended June 30, 2009, Revenue was $7,142,775 and Net Income was $1,585,799 or $0.19 per share. As at June 30, 2009, Shareholders’ Equity was $10,608,005 and Total Assets were $13,569,343. For more information go to: www.jialipharma.com

For more information, please contact:
Lid Hair Studios International, Inc. Mr. Jun Xia, Chief Executive Officer
Mr. Minggang Xiao, Chief Financial Officer
Ms. Vivian Juan Wei, Vice President, Corporate Affairs
Shaanxi Jiali:
9th Floor, China Construction Bank Building,
No. 29 Nanxin Street,
City of Xi’an, 710004
Shaanxi Province, P.R.C.Phone: 86-29-8727-1818
Email: office@jialipharma.com
Website: www.jialipharma.com

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.